Exhibit 10.6

Execution Version

AMENDMENT TO

LETTER AGREEMENT

This Amendment (this “Amendment”), dated as of July 28, 2021, to that certain Letter Agreement, dated April 13, 2021 (the “Letter Agreement”), by and among TPG Pace Solutions Corp., a Cayman Islands exempted company (“Pace”), TPG Pace Solutions Sponsor, Series LLC, a Delaware series limited liability company (the “Sponsor”), each of the undersigned individuals, each of whom is a director or member of Pace’s management team (each, an “Insider” and collectively, the “Insiders”), Vacasa Holdings LLC, a Delaware limited liability company (the “Company”) and Vacasa, Inc. (“Newco”).

RECITALS

WHEREAS, Pace has entered into that certain Business Combination Agreement, dated as of the date thereof, by and among Pace, the Company, Newco and the other parties thereto (the “Business Combination Agreement”), pursuant to which, through a series of steps, Pace will acquire equity interests in the Company and become the managing member of the Company (such transactions, and all other transactions contemplated by the Business Combination Agreement, together, the “Business Combination”) and capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Business Combination Agreement;

WHEREAS, in connection with the Business Combination, the parties desire to amend the Letter Agreement as set forth in this Amendment; and

WHEREAS, Section 12 of the Letter Agreement provides that the Letter Agreement may not be amended except by a written instrument executed by all parties thereto.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

Agreement

1.            Sponsor and Insider Lock-Up. Section 7 of the Letter Agreement is hereby amended and restated in its entirety as follows:

(a)            The Sponsor and each Insider (each, a “Lock-up Holder”) agrees that it shall not Transfer (as defined below) any shares of Surviving Corporation Class A Common Stock (other than shares acquired pursuant to the Forward Purchase Agreements or the Subscription Agreements) until the earlier of (i) one year after the completion of the Business Combination or (ii) subsequent to the Business Combination, if (x) the last reported sale price of the Surviving Corporation Class A Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date following the completion of the Business Combination on which the Surviving Corporation consummates a Change of Control (as defined below) (the “Founder Shares Lock-up Period”).

(b)            Each Lock-up Holder further agrees that it shall not Transfer any shares of Surviving Corporation Class G Common Stock until the date following the completion of the Business Combination on which the Surviving Corporation consummates a Change of Control (the “G Shares Lock-up Period” and together with the Founder Shares Lock-up Period, the “Lock-up Periods”); provided that any shares of Surviving Corporation Class A Common Stock issued upon conversion of any shares of Surviving Corporation Class G Common Stock will be subject to the restrictions set forth in Section 1(a).

(c)            Notwithstanding the provisions set forth in Section 1(a), Transfers of Surviving Corporation Class A Common Stock or Surviving Corporation Class G Common Stock, as applicable, that are held by a Lock-up Holder or any of its Permitted Transferees (that have complied with this Section 1(c)), are permitted to (a) (i) the Surviving Corporation’s officers or directors, (ii) any Affiliates or family members of the Surviving Corporation’s officers or directors, or (iii) the other Lock-up Holders or, if such Lock-up Holder or Permitted Transferee is a corporation, partnership, limited liability company or other business entity, any direct or indirect partners, members or equity holders of such Lock-up Holder or Permitted Transferee; (b) any Affiliates of such Lock-up Holder or Permitted Transferee or any related investment funds or vehicles controlled or managed by such persons or entities or their respective Affiliates; (c) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such person or entity, or to a charitable organization; (d) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (e) in the case of an individual, pursuant to a qualified domestic relations order; (f) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (g) to the Surviving Corporation; or (h) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the board of directors of the Surviving Corporation or a duly authorized committee thereof or other similar transaction which results in all of the Surviving Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the date of the Closing; provided, that in connection with any Transfer to a Permitted Transferee in compliance with this Section 1(c), the restrictions and obligations contained in Section 1 of this Amendment will continue to apply pursuant to the terms hereof to such shares of Surviving Corporation Class A Common Stock or Surviving Corporation Class G Common Stock, as applicable, after any Transfer and such Permitted Transferee shall continue to be bound by such restrictions and obligations for the balance of the applicable Lock-up Period as if such Permitted Transferee were a Lock-up Holder hereunder.

As used herein, “Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Securities Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

As used herein, “Change of Control” shall mean means any transaction or series of transactions (A) the result of which is that a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than the Surviving Corporation and its subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in the Surviving Corporation, (B) constituting a liquidation, merger, share exchange, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the board of directors of the Surviving Corporation immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or (2) the voting securities of the Surviving Corporation immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination, or (C) the result of which is a sale of all or substantially all of the assets of the Surviving Corporation (as appearing in its most recent balance sheet) to any person.

As used herein, “Permitted Transferees” means, prior to the expiration of the applicable Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to Transfer such shares of Surviving Corporation Class A Common Stock or Surviving Corporation Class G Common Stock, as applicable, prior to the expiration of the applicable Lock-Up Period pursuant to Section 1 of this Amendment.

2.            Pace Expenses. Pace shall make arrangements such that the Pace Expenses will not exceed $45,000,000 without the prior written consent of the Company, not to be unreasonably withheld.

3.            Third-Party Beneficiaries. Pace, the Sponsor and the Insiders acknowledge and agree that the Company and Newco are third-party beneficiaries of the representations, covenants and agreements of Pace, the Sponsor and the Insiders contained in the Letter Agreement and relating to the matters set forth in this Amendment.

4.            Amendments. Section 12 of the Letter Agreement is hereby amended and restated in its entirety as follows:

The parties hereto acknowledge and agree that the Letter Agreement and this Amendment may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto, which for the avoidance of doubt shall include the Company and Newco.

5.            Termination. Section 16 of the Letter Agreement is hereby amended and restated in its entirety as follows:

The parties hereto acknowledge and agree that the Letter Agreement and this Amendment shall terminate on the earlier of (i) the expiration of the Lock-up Periods or (ii) the liquidation of Pace (such date, the “Termination Date”); provided that, prior to the Termination Date, the parties hereto acknowledge and agree that the Letter Agreement and this Amendment may not be terminated without the written consent of the Company and Newco.

6.            Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of the Letter Agreement, as amended by this Amendment (including failing to take such actions as are required of them hereunder to consummate the Letter Agreement, as amended by this Amendment) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of the Letter Agreement, as amended by this Amendment and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of the Letter Agreement, as amended by this Amendment, and (b) the right of specific enforcement is an integral part of the transactions contemplated by the Letter Agreement, as amended by this Amendment and without that right, none of the parties would have entered into this Amendment. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

7.            Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to the Letter Agreement, as amended by this Amendment and every provision hereof.

8.            Effect of Amendment. Except as expressly provided herein, this Amendment shall not constitute an amendment, modification or waiver of any provision of the Letter Agreement or any rights or obligations of any party under or in respect of the Letter Agreement. Except as modified by this Amendment, the Letter Agreement shall continue in full force and effect. Upon the execution of this Amendment by the Parties, each reference in the Letter Agreement to “this Agreement” or the words “hereunder,” “hereof,” “herein” or words of similar effect referring to the Letter Agreement shall mean and be a reference to the Letter Agreement as amended by this Amendment, and a reference to the Letter Agreement in any other instrument or document shall be deemed a reference to the Letter Agreement as amended by this Amendment. This Amendment shall be subject to, shall form a part of, and shall be governed by, the terms and conditions set forth in the Letter Agreement, as amended by this Amendment. The Letter Agreement, as amended by this Amendment, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

9.            General. Section 13, 14 and 15 of the Letter Agreement shall apply to this Amendment mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

TPG PACE SOLUTIONS CORP.

By	/s/ Eduardo Tamraz
Name:	Eduardo Tamraz
Title:	President
TPG PACE SOLUTIONS SPONSOR, SERIES LLC

By	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

VACASA HOLDINGS LLC

By	/s/ Matt Roberts
Name:	Matt Roberts
Title:	Chief Executive Officer

VACASA, INC.

By	/s/ Matt Roberts
Name:	Matt Roberts
Title:	President

INSIDERS

/s/ Karl Peterson
Karl Peterson

/s/ David Bonderman
David Bonderman

/s/ Julie Hong Clayton
Julie Hong Clayton

/s/ Mark Fields
Mark Fields

/s/ Kathleen Philips
Kathleen Philips

/s/ Wendi Sturgis
Wendi Sturgis

/s/ Kneeland Youngblood
Kneeland Youngblood

/s/ Martin Davidson
Martin Davidson

/s/ Eduardo Tamraz
Eduardo Tamraz

/s/ Carlton Ellis
Carlton Ellis